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                                 EXHIBIT 9(b)
                         EXPENSE LIMITATION AGREEMENT

                               EQ ADVISORS TRUST


         EXPENSE LIMITATION AGREEMENT, effective as of April 14, 1997, by and between EQ Financial Consultants, Inc. (the "Manager") and EQ Advisors Trust (the "Trust"), on behalf of each series of the Trust set forth in Schedule A (each a "Portfolio," and collectively, the "Portfolios").

         WHEREAS, the Trust is a Delaware business trust organized under the Amended and Restated Agreement and Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Portfolio is a series of the Trust; and

         WHEREAS, the Trust and the Manager have entered into an Investment Management Agreement (the "Management Agreement"), pursuant to which the Manager will render investment management services to each Portfolio for compensation based on the value of the average daily net assets of each such Portfolio; and

         WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to maintain the expenses of each Portfolio at a level below the level to which each such Portfolio would normally be subject during its start-up period.

         NOW THEREFORE, the parties hereto agree as follows:

1.       Expense Limitation

         1.1 Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Portfolio in any fiscal year, including but not limited to investment management fees of the Manager (but excluding interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of such Portfolio's business) ("Portfolio Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Manager.

         1.2 Operating Expense Limit. The maximum Operating Expense Limit in any year with respect to each Portfolio shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Portfolio.

         1.3 Method of Computation. To determine the Manager's liability with respect to the Excess Amount, each month the Portfolio Operating Expenses for each Portfolio shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses for any month of a Portfolio exceed the Operating Expense Limit of such Portfolio, the Manager shall first



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waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Portfolio Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, the Manager may also remit to the appropriate Portfolio or Portfolios an amount that, together with the waived or reduced investment management fee, is sufficient to pay such Excess Amount.

         1.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Manager to the Portfolio or Portfolios with respect to the previous fiscal year shall equal the Excess Amount.

2.       Reimbursement of Fee Waivers and Expense Reimbursements.

         2.1 Reimbursement. If in any year during which the total assets of a Portfolio are greater than $100 million and in which the Management Agreement is still in effect, the estimated aggregate Portfolio Operating Expenses of such Portfolio for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, the Manager shall be entitled to reimbursement by such Portfolio, in whole or in part as provided below, of the investment management fees waived or reduced and other payments remitted by the Manager to such Portfolio pursuant to Section 1 hereof. The total amount of reimbursement to which the Manager may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all investment management fees previously waived or reduced by the Manager and all other payments remitted by the Manager to the Portfolio, pursuant to Section 1 hereof, during any of the previous two (2) fiscal years, less any reimbursement previously paid by such Portfolio to the Manager, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

         2.2 Board Approval. No reimbursement shall be paid to the Manager with respect to any Portfolio pursuant to this provision in any fiscal quarter, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is in the best interests of such Portfolio and its shareholders. The Trust's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to the Manager with respect to any Portfolio in such quarter.

         2.3 Method of Computation. To determine each Portfolio's payments, if any, to reimburse the Manager for the Reimbursement Amount, each month the Portfolio Operating Expenses of each Portfolio shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses of a Portfolio for any month are less than the Operating Expense Limit of such Portfolio, such Portfolio, only with the prior approval of the Trust's Board of Trustees, shall pay to the Manager an amount sufficient to increase the annualized Portfolio




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Operating Expenses of that Portfolio to an amount no greater than the
Operating Expense Limit of that Portfolio, provided that such amount paid to the Manager will in no event exceed the total Reimbursement Amount.

         2.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Portfolio Operating Expenses of a Portfolio for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.       Term and Termination of Agreement.

         This Agreement shall continue in effect for a period of one year from the date of its execution and from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust.

4.       Miscellaneous.

         4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         4.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or the Portfolios to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolios.

         4.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.




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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                  EQ ADVISORS TRUST
                                  ON BEHALF OF
                                  EACH OF ITS SERIES



                                  By: /s/
                                     --------------------------------
                                         Peter D. Noris
                                         President and Trustee

                                  EQ FINANCIAL CONSULTANTS, INC.


                                  By: /s/
                                     --------------------------------
                                         Peter D. Noris
                                         Executive Vice President






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                                  SCHEDULE A
                          EXPENSE LIMITATION AMOUNTS

This Agreement relates to the following Portfolios of the Trust:

                                                            Maximum Expense
Name of Portfolio                                           Limitation Amount
-----------------                                           -----------------

T. Rowe Price International Stock Portfolio                       1.20%
T. Rowe Price Equity Income Portfolio                             0.85%
EQ/Putnam Growth & Income Value Portfolio                         0.85%
EQ/Putnam International Equity Portfolio                          1.20%
EQ/Putnam Investors Growth Portfolio                              0.85%
EQ/Putnam Balanced Portfolio                                      0.90%
MFS Research Portfolio                                            0.85%
MFS Emerging Growth Companies Portfolio                           0.85%
Morgan Stanley Emerging Markets Equity Portfolio                  1.75%
Warburg Pincus Small Company Value Portfolio                      1.00%
Merrill Lynch World Strategy Portfolio                            1.20%
Merrill Lynch Basic Value Equity Portfolio                        0.85%







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